Exhibit 16.1

June 3, 2022

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated June 3, 2022 of ServisFirst Bancshares, Inc. and are in agreement with the statements therein concerning Dixon Hughes Goodman LLP, BKD, LLP and FORVIS, LLP.

/s/ FORVIS, LLP (formerly, Dixon Hughes Goodman LLP)
Atlanta, Georgia